Exhibit 33.2

Report of Management on Assessment of Compliance

with SEC Regulation AB Servicing Criteria

1. First Data Resources, LLC, through its affiliate REMITCO, LLC (jointly, the “Asserting Party”) is responsible for assessing compliance as of and for the 12-month period ending December 31, 2011 (the “Reporting Period”) with the servicing criteria applicable to it under the Securities and Exchange Commission’s Regulation AB Section 229.1122(d) — all servicing criteria except for the criteria set forth in Sections 229.1122(d)(1)(i)-(iv), 1122(d)(2)(i)-(vii), 1122(d)(3)(i)-(iv), 1122(d)(4)(i)-(iii), 1122(d)(4)(iv) (except with respect to the servicing of transactions on the remittance payment platform relating to the opening, listing, and depositing of remittance payments mailed to post office boxes serviced by the Asserting Party pursuant to the agreements between the Asserting Party and Capital One Services, LLC, together with its affiliates, Capital One Bank (USA), National Association (formerly known as Capital One Bank) and Capital One Auto Finance, Inc. (the “Transaction Agreements”)), and 1122(d)(4Xv)-(xv) (such criteria, after giving effect to the preceding exceptions, the “Applicable Servicing Criteria”), With respect to Item 1122(d)(4)(iv), the Asserting Party’s responsibility is limited to the opening, listing, and depositing of remittance payments mailed to post office boxes serviced by the Asserting Party as required and pursuant to the Transaction Agreements, and the Asserting Party does not take responsibility for any other matters.

2. The Asserting Party used the Applicable Servicing Criteria to assess its compliance with the Applicable Servicing Criteria;

3. The Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2011, and for the Reporting Period with respect to the opening, listing, and depositing of remittance payments mailed to post office boxes serviced by the Asserting Party as required and pursuant to the Transaction Agreements;

4. Ernst & Young LLP, a registered public accounting firm, has issued an attestation report on the Asserting Party’s assessment of compliance with the Applicable Servicing Criteria as of December 31, 2011 and for the Reporting Period.

First Data Resources, LLC and REMITCO, LLC

By:
Name:	Tim Rosenthal
Title:	SVP, Operations

February 13, 2012

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